ADVENTRX REPORTS SECOND QUARTER FINANCIAL RESULTS

SAN DIEGO – August 6, 2010 – ADVENTRX Pharmaceuticals, Inc. (NYSE Amex: ANX) today reported financial results for the three and six months ended June 30, 2010.

“As we approach the midpoint of the third quarter, we remain focused on submitting a New Drug Application for Exelbine and reaffirm our intention to submit the Exelbine NDA in the fourth quarter of this year,” said Brian M. Culley, ADVENTRX’s Chief Executive Officer.

“We are also exploring an expansion of our product pipeline and have found that, as a result of the difficult financing environment, many programs with substantial potential are available at attractive valuations,” Mr. Culley continued. “We believe our strong balance sheet, reflecting over $30 million in cash at June 30, will provide us with substantial leverage in any acquisition or merger discussions.”

Second Quarter Financial Results

ADVENTRX’s net loss applicable to common stock for the second quarter of 2010 was $5.0 million, or $0.39 per share, compared to net loss applicable to common stock of $3.8 million, or $1.02 per share, for the same period in 2009. Included in net loss applicable to common stock for the three months ended June 30, 2010 and 2009 were non-cash, deemed dividend expenses of $3.1 million and $1.2 million, respectively, related to the Company’s May 2010 and June 2009 registered direct equity financings.

Research and development (R&D) expenses for the second quarter of 2010 were $0.6 million, a decrease of $0.8 million, or 56%, compared to $1.5 million for the same period in 2009. The decrease was due primarily to a $0.8 million decrease in external nonclinical study fees and expenses, attributable to a $1.0 million decrease in research-related manufacturing expenses for Exelbine and ANX-514, offset by a $0.2 million increase in fees for consulting services related to Exelbine and ANX-514.

Selling, general and administrative (SG&A) expenses for the second quarter of 2010 were $1.3 million, an increase of $0.2 million, or 22%, compared to $1.1 million for the same period in 2009. SG&A expenses for the three months ended June 30, 2009 were lower due primarily to a $0.2 million non-cash credit recorded in that period, which adjustment was made to correct an over-accrual of severance-related expenses in prior periods. Excluding the severance-related expenses adjustment, SG&A expenses for the three months ended June 30, 2010 and 2009 were comparable.

Year-to-Date Financial Results

ADVENTRX’s net loss applicable to common stock for the six months ended June 30, 2010 was $10.0 million, or $0.86 per share, compared to net loss applicable to common stock of $7.0 million, or $1.90 per share, for the same period in 2009. Included in net loss applicable to common stock for the six months ended June 30, 2010 and 2009 were non-cash, deemed dividend expenses of approximately $5.6 million and $1.2 million, respectively, related to the Company’s January and May 2010 and June 2009 registered direct equity financings.

R&D expenses for the first half of 2010 were $1.9 million, a decrease of $1.2 million, or 40%, compared to $3.1 million for the same period in 2009. The decrease was due primarily to a $0.7 million decrease in personnel costs attributable to lower headcount and the absence of severance costs in 2010 and a $0.5 million decrease in external bioequivalence trial expenses.

SG&A expenses for the first half of 2010 were $2.5 million, a decrease of $0.4 million, or 13%, compared to $2.9 million for the same period in 2009. The decrease was due primarily to a $0.5 million decrease in personnel costs attributable to lower headcount and the absence of severance costs in 2010, a $0.2 million decrease in fees for professional legal, audit and tax services and a $0.1 million decrease in the cost of the Company’s facilities lease, offset by a $0.3 million increase in director compensation and stock compensation expense and a $0.1 million increase in fees for accounting, investor relations and commercialization consulting services.

Balance Sheet Highlights

As of June 30, 2010, the Company had cash of $31.2 million and stockholders’ equity of $30.5 million.

Reverse Stock Split

All share and per-share information in this press release reflect the 1-for-25 reverse split of the Company’s outstanding common stock that took place on April 23, 2010 at 4:01 p.m. Eastern time. All share and per-share information related to dates or periods prior to April 23, 2010 have been restated to reflect retrospective application of the reverse stock split.

About ADVENTRX Pharmaceuticals

ADVENTRX Pharmaceuticals is a specialty pharmaceutical company whose product candidates are being developed to improve the performance of existing anti-cancer drugs by addressing limitations associated principally with their safety and use. More information can be found on the Company’s website at www.adventrx.com.

Forward Looking Statements

ADVENTRX cautions you that statements included in this press release that are not a description of historical facts are forward-looking statements that involve risks and assumptions that, if they materialize or do not prove to be accurate, could cause ADVENTRX’s results to differ materially from historical results or those expressed or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to: ADVENTRX’s dependence on the success of Exelbine and ANX-514, and uncertainty as to whether either product candidate will receive regulatory approval on a timely basis, or at all, or be commercialized successfully; uncertainty regarding additional product candidates ADVENTRX may seek to acquire and the costs associated with developing and seeking approval of any such product candidates; disruption of ADVENTRX’s business and diversion of its management’s time and attention in conducting the product acquisition process; the potential for ADVENTRX to enter into a merger or other business combination in connection with a new product candidate acquisition whereby the stockholders who own the majority of ADVENTRX’s voting securities prior to the transaction own less than a majority after the transaction, and that the post-transaction entity focuses its resources on developing products or product candidates other than ADVENTRX’s existing product candidates; ADVENTRX’s ability to obtain stockholder approval to complete a product pipeline expansion transaction, if necessary, on a timely basis, or at all; the potential for regulatory authorities to require additional preclinical work and/or clinical activities to support regulatory filings, including prior to the filing or the approval of an NDA for Exelbine and/or ANX-514, which activities may increase the cost and timeline to NDA filing or approval and negatively impact ADVENTRX’s ability to raise additional capital or partner its lead product candidates; the risk that ADVENTRX will pursue development activities at levels or on timelines, or will incur unexpected expenses, that shortens the period through which its operating funds will sustain it; the potential that changes made in transferring the manufacturing process for Exelbine and/or ANX-514 may result in a lack of comparability between the commercial product and the material used in clinical trials, and that FDA may require ADVENTRX to perform additional non-clinical or clinical studies; the risk the FDA will determine that Exelbine and Navelbine® and/or ANX-514 and Taxotere® are not bioequivalent, including as a result of performing bioequivalence analysis based on a patient population other than the population on which ADVENTRX based its analysis or determining that increased docetaxel blood-levels during and immediately following infusion are clinically relevant; difficulties or delays in manufacturing, obtaining regulatory approval for and marketing Exelbine and/or ANX-514, including validating commercial manufacturing processes and manufacturers, as well as suppliers, and the potential for automatic injunctions regarding FDA approval of ANX-514; ADVENTRX’s reliance on the performance of third parties to assist in the conduct of its bioequivalence trials, regulatory submissions, CMC activities and other important aspects of the Exelbine and ANX-514 development programs, including on-going stability studies for Exelbine and analysis of the ANX-514 bioequivalence trial data, and that such third parties may fail to perform as expected; and other risks and uncertainties more fully described in ADVENTRX’s press releases and periodic filings with the Securities and Exchange Commission. ADVENTRX’s public filings with the Securities and Exchange Commission are available at www.sec.gov.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. ADVENTRX does not intend to update any forward-looking statement as set forth in this press release to reflect events or circumstances arising after the date on which it was made.

Contact:
ADVENTRX Pharmaceuticals
Ioana C. Hone (ir@adventrx.com)
858-552-0866 Ext. 303

Investor Contact:
Lippert/Heilshorn & Associates, Inc.
Don Markley (dmarkley@lhai.com)
310-691-7100[Tables to Follow]

	ADVENTRX Pharmaceuticals, Inc.
	(A Development Stage Enterprise)
	Summary Consolidated Financial Information
	(In 000s except for per share data)
Consolidated Statement of Operations Data:
	Three Months Ended June 30,		Six Months Ended June 30,
	2010	2009	2010	2009
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues	$—	$—	$—	$300
Operating expenses:
Research and development	634	1,455	1,873	3,102
Selling, general and administrative	1,303	1,072	2,478	2,851
Depreciation and amortization	6	26	12	58
Total operating expenses	1,943	2,552	4,363	6,011
Loss from operations	(1,943)	(2,552)	(4,363)	(5,711)
Interest / Other income (expense)	23	(43)	40	(41)
Net loss	(1,919)	(2,596)	(4,323)	(5,753)
Deemed dividends on preferred stock	(3,125)	(1,232)	(5,640)	(1,232)
Net Loss applicable to common stock	$(5,044)	$(3,828)	$(9,962)	$(6,985)
Net loss per share – basic and diluted	$(0.39)	$(1.02)	$(0.86)	$(1.90)
Weighted average shares – basic and diluted	12,887	3,736	11,523	3,674
Balance Sheet Data:
	June 30,	December 31,
	2010	2009
	(unaudited)
Total cash	$31,160	$8,667
Total current assets	32,399	8,972
Total current liabilities	1,961	2,354
Stockholders’ equity	30,480	6,674

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